SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 6, 2006

STATE BANCORP, INC.
(Exact name of registrant as specified in its charter)

    New York                                   0-14874          11-2846511
(State or other jurisdiction of             (Commission    (I.R.S. Employer
incorporation or organization)                 File Number)    Identification No.)

699 Hillside Avenue, New Hyde Park, NY    11040-2512
(Address of principal executive offices)      (Zip Code)

Registrant's telephone number including area code:  (516) 437-1000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into a Material Definitive Agreement

Effective November 6, 2006, the Board of Directors of the Company and the Board of Directors of State Bank of Long Island (the “Bank”) have appointed Thomas M. O’Brien as the President and Chief Operating Officer (“COO”) of the Company and the Bank, respectively. Mr. O’Brien has also been elected to the Board of Directors of the Company and the Board of Directors of the Bank for terms expiring at the next annual meeting of shareholders.

The Company and the Bank have entered into an employment agreement with Mr. O’Brien for a term of five years. The employment agreement provides for him to continue as the President and COO of the Bank and the Company until such time as the incumbent Chief Executive Officer (“CEO”) relinquishes the CEO title, at which time he will become the CEO of the Company and the Bank. During the term of the agreement, Mr. O’Brien will also serve on the Board of Directors of the Company and the Board of Directors of the Bank. Mr. O’Brien will receive an annual base salary of $50,000 and a signing bonus of restricted stock equal to $1,500,000 divided by the average trading value of the stock over 7 trading days commencing 4 trading days after the date of the announcement of his appointment (the “Announcement Date”). The restricted stock will vest in 20 equal quarterly installments over 5 years. Mr. O’Brien will be eligible for annual incentive awards with a target annual bonus of $225,000. Mr. O’Brien will also be granted stock options to purchase a number of shares equal to $1,000,000 divided by 34% of the closing sales price of a share of stock on the 4th trading day after the Announcement Date. The options have a 10 year term and vest at the rate of 20% per annum over 5 years and are exercisable at a price equal to the fair market value of the shares on the date of grant. The stock-based awards were not made under the terms of the Company’s 2006 Equity Compensation Plan. Mr. O’Brien has also agreed to invest $1,000,000 in shares of the Company within a reasonable period of time on mutually agreeable terms.

In the event that Mr. O’Brien’s employment is terminated without cause in the absence of a change in control, he is entitled to receive a cash severance payment equal to the sum of the most recent year’s incentive award and 2 times salary, all stock options and restricted stock awards vest, and life insurance is continued until age 65. If he is terminated without cause or resigns with good reason following a change in control, he is entitled to receive a cash severance payment equal to 3 times the sum of annual salary plus target bonus amount, the most recent year’s annual incentive is paid, all stock options and restricted stock awards vest, and life insurance is continued until age 65. Vesting of stock options and restricted stock will be accelerated in the event of death and will continue to vest as if employment had not terminated in the event of disability. No cash severance payments are due in the event of termination of employment as a result of death, disability, discharge with cause or voluntary resignation without good reason.

Mr. O’Brien will also receive certain employee benefits and perquisites, including medical and dental insurance, life insurance, disability insurance, paid vacation, 401(k) and ESOP contributions, use of a company car and golf club membership.

Mr. O’Brien’s employment agreement is filed as Exhibit 10(m) to this Form 8-K and is incorporated herein by reference.

ITEM 5.02 - Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective November 6, 2006, (i) Richard Merzbacher, 58, was appointed a Vice Chairman and Chief Administrative Officer of the Bank; (ii) Daniel T. Rowe, 57, was appointed a Vice Chairman and Chief Administrative Officer of the Company; and (iii) Thomas M. O’Brien, 55, was elected as a director of the Company and the Bank and was appointed President and Chief Operating Officer of the Company and the Bank.

Prior to November 6, 2006, Mr. Merzbacher had been President of the Bank and Mr. Rowe had been President of the Company. In addition to his new titles of Vice Chairman and Chief Administrative Officer of the Bank, Mr. Merzbacher holds the title of Vice Chairman of the Company and director of the Company and the Bank. In addition to his new titles of Vice Chairman and Chief Administrative Officer of the Company, Mr. Rowe holds the title of Vice Chairman of the Bank and director of the Company and the Bank.

Mr. O’Brien served as President and Chief Executive Officer of Atlantic Bank of New York from 2000 to April, 2006. Following Atlantic Bank of New York’s acquisition by New York Community Bancorp in April, 2006, Mr. O’Brien served as President of New York Commercial Bank, a subsidiary of New York Community Bancorp until July, 2006.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

10 (m)  Employment Agreement dated November 6, 2006 between the Company, the Bank and Thomas M. O’Brien

99.1    Press release issued by the Company on November 6, 2006, announcing the appointment of Mr. O’Brien.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STATE BANCORP, INC.

DATE: November 7, 2006

By: /s/ Brian K. Finneran
           Brian K. Finneran, Secretary/Treasurer